Exhibit 10.13

DADE BEHRING INC.
DEFERRED COMPENSATION PLAN
(As Amended and Restated, Effective January 1, 2005)

1.                                       Background and Purpose

The Dade International Savings Investment Plan (the “SIP”) was established by Dade International Inc., now known as Dade Behring Inc. (the “Corporation”), effective April 1, 1995, to encourage participants to set aside funds for retirement and to share with participants economic benefits produced by their efforts as employees of the Corporation. Generally, SIP participants are permitted to make before-tax contributions to the SIP up to the lesser of fifteen percent of their compensation or the annual contribution limit under Sections 402(g)(1) and 402(g)(5) of the Internal Revenue Code of 1986, as amended (the “Code”). The Corporation currently matches under the SIP each participant’s Basic Pay Deferral Contributions at the rate of $0.50 per every $1.00 of such Basic Pay Deferral Contributions. Sections 401(a)(17) and 402(g) of the Code may limit the amount of participant’s Basic Pay Deferral Contributions under the SIP. The Dade International Inc. Deferred Compensation Plan, now known as the Dade Behring Inc. Deferred Compensation Plan (the “Plan”), was established effective March 17, 1995, and was amended, effective January 1, 1997, and again amended and restated effective January 1, 1998. The Plan as set forth herein constitutes an amendment and restatement of the Plan, effective January 1, 2005, to reflect the enactment of Section 409A of the Code and to make certain other changes. The terms of the Plan as herein set forth apply to all amounts deferred under the Plan that were earned and/or vested after December 31, 2004. This Plan has two primary purposes. First, it gives Eligible Employees the opportunity to contribute a percentage of their compensation that is not limited by restrictions applicable to tax-qualified plans. Second, it enables the Corporation to credit each Eligible Employee with matching contributions to the extent that the allocation of such matching contributions under the SIP is limited by the Code.

2.                                       Definitions

(a)                                  “Account” means the book reserve account maintained by the Corporation for a Participant under the Plan in accordance with Section 9 hereof.

(b)                                 “Account Balance” means the value, as of a specified date, of the Account of a Participant.

(c)                                  “Administrative Committee” has the meaning ascribed to that term in the SIP.

(d)                                 “Basic Pay Deferral Contributions” has the meaning ascribed to that term in the SIP.

(e)                                  “Beneficiary” means the person, trust or estate designated as the Participant’s beneficiary under the SIP.

(f)                                    “Board of Directors” has the meaning ascribed to that term in the SIP.

(g)                                 “Bonus” means any cash bonus authorized under any bonus plan or program designated by the Administrative Committee for which the Eligible Employee is eligible.

(h)                                 “Compensation” has the meaning ascribed to that term in Section 2.8(a) of the SIP, except as follows:

(i)            Base salary and Bonuses deferred under the Plan are included in Compensation in the Plan Year in which such amounts would be paid if they were not deferred, and not in the Plan Year in which such amounts are actually paid.

(ii)           Compensation is determined without regard to the limitations under Section 401(a)(17) of the Code.

(iii)          Compensation does not include any amounts described in Section 2.8(a)(i) of the SIP which are paid to an Eligible Employee prior to the date on which the Eligible Employee commences participation in the SIP or after the date on which the Eligible Employee ceases to receive credit for Hours of Service under the SIP.

(i)                                     “Disability” means the condition whereby the Participant (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Corporation.

(j)                                     “Matching Contributions” has the meaning ascribed to that term in the SIP.

(k)                                  “Measuring Funds” means the Investment Funds (as that term is defined in the SIP) established from time to time under the SIP.

(l)                                     “Participant” means a person on whose behalf an Account is maintained under the Plan.

(m)                               “Plan Year” has the meaning ascribed to that term in the SIP.

(n)                                 “Termination of Employment” means a separation from service as described in Section 409A(a)(2)(A)(i) of the Code and any rulings or regulations issued thereunder.

(o)                                 “Unforeseeable Emergency” means a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, or a dependent (as defined in Section 152(a) of the Code) of a Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, as determined by the Administrative Committee.

3.                                       Eligibility and Participation

(a)                                  Each employee of the Corporation designated from time to time by the Board of Directors (or by a committee to whom the Board of Directors has delegated its authority to designate eligible participants under the Plan) shall be eligible to participate in the Plan (“Eligible Employee”).

(b)                                 Eligible Employees may enroll in the Plan with respect to a Plan Year, effective as of such Plan Year. To enroll in the Plan as of any January 1, the Eligible Employee must satisfy, as of the immediately preceding December 31, both the eligibility requirements in Section 3(a) and the enrollment requirements in Section 3(c).

(c)                                  For each Plan Year in which an Eligible Employee intends to enroll in the Plan, he or she must complete an annual enrollment form. All enrollment forms for Pay Deferral election purposes must be completed, signed and submitted to the Administrative Committee before January 1 of the Plan Year to which the enrollment form applies. Notwithstanding the preceding sentence, Eligible Employees must complete their annual enrollment form for the 2006 Plan Year by June 30, 2005, and such election shall also apply for purposes of deferring any portion of “performance-based compensation” (within the meaning of IRS Notice 2005-1, Q&A-22 or subsequent guidance) earned with respect to a 12-month performance period in 2005 but payable in 2006. The enrollment form must indicate the amount the Eligible Employee elects to defer in accordance with Section 4. An Eligible Employee’s Pay Deferral election specified on the enrollment form is irrevocable for the Plan Year to which the enrollment form applies. An Eligible Employee is automatically enrolled in the Plan each Plan Year solely for purposes of being eligible to receive credit for an Excess Match (as such term is defined in Section 4(a)(ii) below) and does not need to complete an annual enrollment form to receive an Excess Match credit for a Plan Year.

4.                                       Credited Amounts

(a)                                  Credits under the Plan consist of the following, plus deemed interest or, if applicable, deemed Measuring Fund investment returns, in accordance with the Plan:

(i)                                     Pay Deferral - For each Plan Year, an Eligible Employee may elect to defer at least one percent but not more than fifteen percent of his Compensation otherwise payable to him during the Plan Year to the extent that such deferral exceeds the annual exclusion limitation for elective deferrals to the SIP under Sections 402(g)(1) and 402(g)(5) of the Code with respect to such Plan Year. The Pay Deferral percentage elected under this section, if any, must be the same as the before-tax contribution percentage the Eligible Employee elected under the SIP for the Plan Year, up to a maximum of twelve percent. The Pay Deferral shall be credited to the Participant under the Plan, after his or her before-tax contributions to the SIP during the Plan Year equal the annual contribution limit under Sections 402(g)(1) and 402(g)(5) of the Code and as of the last day of the month in which such amount would have been paid to the Participant if it had not been deferred. An Eligible Employee who elects a Pay Deferral under this Section 4(a)(i) for any Plan Year is not permitted to change his before-tax contribution election under the SIP for the Plan Year. The Administrative Committee may limit deferrals under this Section 4(a)(i) to such amount between one and twelve percent as it deems appropriate from time to time. Each Participant shall be 100% vested in the portion of his or her Account attributable to Pay Deferral credits made to the Plan on his or her behalf.

(ii)                                  Excess Match - Each Eligible Employee who elects a Basic Pay Deferral Contribution under the SIP for a Plan Year will be credited under the Plan with an amount equal to (I) 50% of the Basic Pay Deferral elected under the SIP (calculated without regard to the limitations on Compensation under Section 401(a)(17) of the Code) less (II) the amount of Matching Contributions made under the SIP (the “Excess Match”); provided that if the sum of such Excess Match and the Matching Contributions made under the SIP (“Total Contribution”) would exceed 2% (effective January 1, 2006, 3%)of the Eligible Employee’s Compensation, the Excess Match shall be reduced by the amount necessary so that the Total Contribution do not exceed 2% (effective January 1, 2006, 3%) of the Eligible Employee’s Compensation. The Corporation will credit the Eligible Employee with the Excess Match as of the date on which the Excess Match would otherwise have been allocated to the Participant’s account in the SIP. An Eligible Employee need not elect a Pay Deferral under the Plan in accordance with Section 4(a)(i) to receive an Excess Match credit under the Plan for a Plan Year. Each Participant shall be 100% vested in the portion of his or her Account attributable to Excess Match credits made to the Plan on his or her behalf with respect to Plan Years commencing prior to January 1, 1998. With respect to Plan Years commencing on and after January 1, 1998, each Participant shall vest in the portion of his or her Account attributable to Excess Match credits (and earnings thereon) made to the Plan on his or her behalf with respect to each Plan Year at the same rate and to the same extent as he or she is then vested in his or her Employer Matching Contributions Account under the SIP.

(b)                                 Except to the extent otherwise provided in Sections 5 and 6, the Corporation will credit each Participant’s Pay Deferral and Excess Match for a Plan Year with interest credits as of the last day of each calendar month until such amounts are paid to or on behalf of the Participant or, with respect to the Excess Match, are forfeited in accordance with Section 10. The “deemed” interest crediting rate will be equal to the rate applied to balances in the Stable Income Fund, or any successor fund, under the SIP.

(c)                                  From time to time, as designated by the Administrative Committee, each Participant will receive a statement showing his or her credits under the Plan.

5.                                       Measuring Funds

With respect to each Plan Year commencing on and after January 1, 1998, each Participant may, but need not, designate in such manner and at such time prior to the first day of such Plan Year as may be satisfactory to the Administrative Committee, that in lieu of receiving interest credits in accordance with Section 4, his or her Account Balance as of the last day of the preceding Plan Year and the Pay Deferral and Excess Match, if any, credited to the Plan on his or her behalf for the Plan Year be deemed invested in one or more of the Measuring Funds until such amounts are paid to or on behalf of the Participant or, if earlier, the date as of which the Participant changes his or her Measuring Fund election in accordance with Section 6. Such amounts shall be deemed invested as specified by the Participant, commencing as of the later of the first day of the Plan Year with respect to which the election was made or the date as of which such amounts are credited to the Participant’s Account. As of the last day of each calendar quarter, the Corporation shall adjust the Participant’s Account to reflect the credits made to the Plan on the Participant’s behalf during the calendar quarter, including interest credits or deemed Measuring Fund investment return credits. Notwithstanding anything in the Plan to the contrary, the portion of each Participant’s Account Balance attributable to Pay Deferral and Excess Match credits made to the Plan on behalf of the Participant with respect to Plan Years commencing prior to January 1, 1998, shall continue to receive interest credits on and after January 1, 1998 in accordance with Section 4 and shall not be subject to the Participant’s Measuring Fund election unless, immediately prior to January 1, 1998, there is in effect under the Plan a written election by such Participant, in such form as may be acceptable to the Administrative Committee, to receive payment of all such amounts in the form of a single lump sum.

6.                                       Change in Measuring Fund Election

The portion of the Participant’s Account which is deemed to have been invested in a Measuring Fund pursuant to Section 5, shall be deemed to remain so invested until the first day of any subsequent Plan Year as of which the Participant elects that such amounts be deemed invested in a different Measuring Fund (in which case the Corporation shall be deemed to have sold such investment and to have reinvested the proceeds as directed by the Participant) or, if earlier, the date as of which the vested portion of the Participant’s Account is paid to or on behalf of the Participant in accordance with Section 10 hereof.

7.                                       Actual Investment in Measuring Funds Not Required

Although the benefit payable to a Participant hereunder may be measured, in whole or in part, by the value of deemed investments designated by the Participant pursuant to Section 5, the Corporation need not actually make any of such investments. In the event the Corporation, in its sole discretion, makes any such investment, such investment shall be solely for the Corporation’s own account and the Participant shall have no right, title or interest in any such investments.

8.                                       Measuring Funds Accounting

During a period in which all or any part of a Participant’s Account is deemed to have been invested in a Measuring Fund, such Account shall be deemed to receive all interest, dividends (whether in the form of stock, cash or property), stock splits, insurance cash surrender value or other property which would have been received with respect to such investment if the Corporation had actually owned such investment. Cash deemed received as dividends, interest or other distribution on such investment shall, to the extent possible, be deemed to have been reinvested in the same investment. Cash deemed received from the sale or other disposition of an investment shall, to the extent possible, be deemed to have been reinvested in another permitted Measuring Fund as directed by the Participant in writing. Property, other than cash, deemed received shall be deemed held as an investment until deemed sold pursuant to Section 6 or 10 hereof.

9.                                       Unfunded Plan; No Right to Employment

The credits of each Participant under the Plan will be credited to a book reserve account of the Corporation. All credits will be general obligations of the Corporation and the Corporation is not required to set up a funded reserve, or otherwise set aside specific funds for the payment of credits under the Plan. Nothing contained herein shall be deemed to create a trust or create a fiduciary relationship with respect to the credits of Participants. The Corporation will retain title to and beneficial ownership of any assets which may be used to pay the credits. The right of a Participant to receive payment under the Plan is no greater than the right of any unsecured creditor of the Corporation. The right of any Participant to payment of credits under the Plan is not subject to sale, transfer, assignment, pledge or encumbrance. Nothing contained in the Plan shall be construed as a contract of employment between the Corporation and a Participant or Eligible Employee, or as a right of any Participant or Eligible Employee to be continued in the employment of the Corporation, or as a limitation on the right of the Corporation to terminate the employment of any of its employees, with or without cause.

10.                                 Distributions

All payments under the Plan shall be made in the form of a single lump sum. Payments of the vested portion of the Participant’s Account Balance will be made, based on the value of the credits as of the December 31 preceding the Participant’s Termination of Employment, on the first business day following the date that is 6 months after the Participant’s Termination of Employment. Notwithstanding the preceding sentence, a Participant who dies or incurs a Disability will receive a single lump sum payment of the vested portion of his or her Account Balance in the calendar month immediately following the calendar quarter in which occurred the Participant’s death or Disability, and the nonvested portion of his or her Account Balance will be deemed a forfeiture. Payments made under this section on account of the Participant’s death shall be made to the Participant’s Beneficiary or, if none, to the Participant’s estate.

11.                                 Hardship Withdrawal

Upon the application of a Participant in the event of an Unforeseeable Emergency, the Administrative Committee shall cause the distribution of that portion of the Participant’s Account Balance that does not exceed the amount necessary to satisfy such Unforeseeable Emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship). The Administrative Committee shall require such proper proof of financial hardship and such evidence of the requirements of a Participant for extraordinary or emergency expenditures as it may deem appropriate, and the Administrative Committee’s determination of financial hardship, whether an Unforeseeable Emergency exists and of the requirements of a Participant for extraordinary or emergency expenditures shall be conclusive. Any payment made to a Participant pursuant to this Section 11 shall be made reasonably promptly following the Administrative Committee’s determination of the amount payable to the Participant. Any request authorized pursuant to this Section 11 will result in the cessation of all Pay Deferrals and Excess Match credits that would otherwise be credited to the Participant under this Plan between the first day of the month following the month in which the request is approved and the last day of that Plan Year. In addition, such Participant is precluded from enrolling in the Plan for the entire Plan Year beginning January 1 after the request is made.

12.                                 Administration and Interpretation

The Administrative Committee has the sole authority to construe and administer the Plan, and the Administrative Committee’s construction, administration and actions under the Plan are binding and conclusive on all persons for all purposes. The provisions of the Plan shall be administered and enforced according to applicable federal law and, only to the extent not preempted by ERISA, the laws of the State of Illinois. If any provision of the Plan, or the application of any such provision to any person or circumstances, shall be invalid under any applicable law, neither the application of such provision to persons or circumstances other than those as to which such provision is invalid nor any other provisions of the Plan shall be affected thereby. The headings and subheadings in the Plan have been inserted for convenience of reference only and are to be ignored in any construction of the provisions hereof. In the construction of the Plan, the singular shall include the plural, and the plural shall include the singular, in all cases where such meanings would be appropriate.

13.                                 Taxation

It is intended that each Participant will be subject to income taxes on his or her credits under the Plan at the time the credits are paid to the Participant, and the Plan will be interpreted consistent with that intention; provided, however, that Participants’ credits may be subject to social security and other payroll taxes as they accrue. All payments under the Plan are subject to applicable federal (including social security taxes), state and local taxes. The Corporation will not “gross-up” or otherwise reimburse Participants for any taxes applicable to payments under the Plan.

14.                                 Amendment/Termination

The Plan may be amended or terminated at any time by the Board of Directors, or by a committee or person(s) to which said Board of Directors delegates such authority, provided that no such amendment or termination shall reduce any credits of any Participant under the Plan as of the date of such amendment or termination, and provided further that no such amendment or termination shall accelerate the payment of any amount except to the extent permitted by guidance issued under Section 409A(a)(3) of the Code.

15.                                 Plan to Be Construed in Accordance with Section 409A of the Code.

Effective January 1, 2005, this Plan is intended to comply and be construed in accordance with Section 409A of the Code and any rulings or regulations thereunder, including IRS Notice 2005-1. In the event that the Company determines that there is a provision of this Plan that could be interpreted to violate Section 409A of the Code, such provision shall be interpreted and resolved in the manner the Company deems necessary or appropriate in order to comply with Section 409A of the Code or avoid the application of Section 409A of the Code entirely.

CERTIFICATE

I,                                             , Secretary of DADE BEHRING INC., hereby certify that the attached document is a correct copy of the DADE BEHRING INC. DEFERRED COMPENSATION PLAN as in effect as of January 1, 2005.

Dated this                   day of                                         , 2006.

Secretary as Aforesaid

(Corporate Seal)